Ex. 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHEMTURA CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Chemtura Corporation (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.  The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 2 of ARTICLE SIX thereof in its entirety and inserting the following:

Section 2.        Election and Term of Office. The directors shall be elected in the manner provided for in the by-laws of the Corporation. The directors shall be elected and shall hold office only in this manner, except as provided in Section 3 of this ARTICLE SIX. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

2.        The foregoing amendment was duly adopted by the Board of Directors of the Corporation and its stockholders in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware and ARTICLE TEN of the Amended and Restated Certificate of Incorporation of the Corporation.

IN WITNESS WHEREOF, Chemtura Corporation has caused this Certificate to be executed by Alan Schutzman, on this 9th day of May, 2013.

CHEMTURA CORPORATION

/s/ Alan Schutzman
By:	Alan Schutzman
Its:	Assistant Secretary